UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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LIFE PARTNERS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

The Board of Directors of Registrant
(Name of Person(s) Filing Proxy Statement)

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LIFE PARTNERS HOLDINGS, INC.

204 Woodhew Drive
Waco, Texas 76712
Telephone: 800-368-5569
Fax: 254-751-1025
Website: www.lphi.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 7, 2008

To the Shareholders:

Life Partners Holdings, Inc. will hold an Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, August 7, 2008, at 11:00 a.m., CT, at our corporate offices, 204 Woodhew Drive, Waco, Texas. The Shareholders will meet to consider:

(1)  Electing five directors, each to serve for a term of one year;

(2)  Ratifying the selection of Murrell, Hall, McIntosh & Co., PLLP, as independent auditors of the Company for the year ending February 28, 2009; and

(3)  Transacting other business incident to the Annual Meeting.

The record date for the Annual Meeting is June 12, 2008. Only Shareholders of record at the close of business on that date can vote at the Annual Meeting.

We hope you will attend the Annual Meeting. If you do not plan to attend, we still want you to participate by voting. Please sign and return the enclosed proxy in the envelope provided or follow the Internet or telephone voting procedures described on the proxy form.

Sincerely,

R. Scott Peden
Secretary

June 26, 2008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

August 7, 2008

Life Partners Holdings, Inc. (“Life Partners”, the “Company” or “We”) welcomes you to our Annual Meeting of Shareholders. Life Partners is the parent company of Life Partners, Inc. (“LPI”). LPI is the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance settlements, commonly called “life settlements”. The Annual Report accompanying this Proxy Statement contains more about our business.

We are furnishing this Proxy Statement to inform our Shareholders about the upcoming Annual Meeting. To encourage Shareholder participation, we are soliciting proxies to be used at the Annual Meeting.

We are mailing this Proxy Statement and the accompanying proxy card to Shareholders beginning June 26, 2008.

General Information

Who Votes. If you hold shares as of the Record Date, June 12, 2008, you may vote at the Annual Meeting. On June 12, 2008, we had 12,019,483 shares of common stock issued and outstanding. Each share is entitled to one vote.

How to Vote. You may vote your shares by attending the Annual Meeting in person. If you are unable to attend, you can tell us how to vote your shares by any of the following means:

•	by completing, executing and returning the proxy or voting instruction card in a timely manner;

•	by using a touch-tone telephone and complying with the telephone voting instructions on the proxy or voting instruction card; or

•	through the Internet, by complying with the Internet voting instructions on the proxy or voting instruction card.

Questions regarding electronic delivery or Internet voting should be directed to Justin Blount at 800-368-5569 or jblount@lifepartnersinc.com.

If you return a signed proxy or voting instruction card, but do not tell us how you want to vote, we shall vote your shares “for” all director nominees and the other proposals.

Canceling Your Proxy. You can cancel your proxy at any time before we vote your shares in any of three ways:

•	by giving the Secretary a written cancellation;

•	by giving a later signed proxy or voting instruction; or

•	by voting in person at the Annual Meeting.

Counting the Necessary Votes. Directors are elected by a plurality of votes, which means that the director nominees for the positions to be filled (five positions) receiving the highest number of votes will be elected. The amendment to our Articles of Incorporation requires a majority vote of the outstanding shares. To ratify the independent auditors, this proposal must receive a majority of the votes that could be cast at the Annual Meeting. If we transact any incidental business at the Annual Meeting, the incidental business must receive a majority of the votes that could be cast at the Annual Meeting.

The votes that could be cast are the votes actually cast by “shares present” plus abstentions. Abstentions are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any proposal. Proxies submitted by brokers that do not indicate a vote for the proposal (usually because the brokers do not have discretionary voting authority and haven’t received instructions as to how to vote) are referred to as “broker non-votes”. Broker non-votes are not counted as shares present and are not counted in determining whether a proposal is approved.

Incidental Business. Proxies customarily ask for authority to transact other business that may come before the Annual Meeting. Much of this business is procedural, such as a vote on adjournment. Except for the matters set forth in the notice, we do not know of any substantive business to be presented or acted upon at the Annual Meeting. If any matter is presented at the Annual Meeting on which a vote may properly be taken, the designated proxies will vote your shares as they think best unless you otherwise direct.

ITEM 1
ELECTION OF DIRECTORS

The Shareholders will elect five directors at this year’s Annual Meeting. Each director will serve for a one-year term ending at the 2009 annual meeting or until he is succeeded by another qualified director who has been elected.

We shall vote your shares as you tell us. If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, we will vote your shares for that other person unless you have withheld authority.

All five of the nominees for directors are presently members of the Board of Directors.

The Board of Directors recommends voting “For” the nominees.

Biographical Information

The following table sets forth the name and age of each director nominee and the year he became a director.

Name	Age	Director Since	Position
Brian D. Pardo	65	2000	Chairman of the Board, President and Chief Executive Officer of Life Partners Holdings, Inc.
R. Scott Peden	44	2000	Director, Secretary and General Counsel of Life Partners Holdings, Inc. and President of LPI
Fred Dewald	63	2003	Director
Tad M. Ballantyne	53	2001	Director
Harold E. Rafuse	65	2006	Director

The Director Nominees. The Board of Directors has nominated five candidates for election. If elected, these nominees will serve one-year terms. A brief summary of each director nominee’s principal occupation, business affiliations and other information follows.

Brian D. Pardo. Mr. Pardo is President and Chief Executive Officer of the Company, and Chief Executive Officer of LPI, our primary operating subsidiary. He has served as the CEO of LPI since its incorporation in 1991. Mr. Pardo is one of the pioneers of the life settlement industry. He has been certified as an expert in the field of life settlements and has testified on that subject on numerous occasions. Mr. Pardo served our Nation from 1964 through 1966 as a helicopter gunship pilot in Vietnam.

R. Scott Peden. Mr. Peden has served as the General Counsel and Secretary of the Company and the President of LPI since 2000. Before 2000, Mr. Peden served as Vice President and General Counsel for LPI since its incorporation in 1991. Mr. Peden has been certified as an expert in the field of life settlements and has testified on that subject on many occasions. He holds a Bachelor of Arts degree from Trinity University and a Juris Doctor from Baylor University School of Law.

Fred Dewald. Mr. Dewald has been a successful builder and property developer in the Waco/McLennan County area for over 30 years. He is a director of the Heart of Texas Builders Association and serves as President or principal of 17 different property development companies. He holds a Bachelor of Science degree from Southwest Texas State University.

Tad M. Ballantyne. Mr. Ballantyne is an officer and director of several private companies including BR Industries, Inc, Hoopeston Foods, Inc., Thomsen Group, LLC, and Pacific Rim Foods Ltd.  Mr. Ballantyne also serves as an independent director and financial expert on the audit committee of Zeehan Zinc Limited (LSE:ZZL) and Empire Energy Corporation International (OTCBB: EEGC) and a director of Jilin Jimei Foods Ltd., a private company in Changchun China. During 2003, Texas Steel Partners Inc., a Texas-based steel foundry, filed for reorganization and was liquidated pursuant to a bankruptcy Chapter 7 conversion. Mr. Ballantyne was an officer and director and 50% shareholder of Texas Steel Partners. During the last 17 years, Mr. Ballantyne has been active in acquiring and operating troubled companies or assets being divested by public and private companies and has focused over the last four years in food processing plants in both the United States and Asia. He holds a Bachelor of Science degree in business management from the University of Wisconsin.

Harold E. Rafuse. Dr. Rafuse is the co-founder and Managing Director of Advanced Concepts and Technologies International (ACT I) headquartered in Waco, Texas. He is also co-owner and General Manager of Aurora Aviation and Aurora Avionics. ACT I has six other offices throughout the United States. Dr. Rafuse has 45 years of experience in aviation, aerospace, scientific, engineering, technology, educational, senior program management, information resource management, and administrative positions. He oversees daily operations of the Aurora companies, as well as all of ACT I’s headquarters operations, including accounting and finance, human resources, information systems, legal, and contracts management. He served as a senior science team leader and contracts negotiator to the U.S. Defense Threat Reduction Agency in connection with the dismantlement and destruction of Russian intercontinental ballistic and sea-launched ballistic missiles. Dr. Rafuse holds a Ph.D. in Engineering Management from Hamilton University, a Masters in Business Administration from Texas Tech University, a Bachelor of Science degree in Chemistry from St. Joseph’s University and a Bachelor of Science degree in Chemical Technology from Temple University. He is a frequent presenter at national symposia and has had numerous articles published in professional journals.

Other Executive Officers

In addition to the executive officers who serve on the Board of Directors, we have the following executive officers:

Mark Embry, age 53, serves as LPI’s Chief Operations Officer and Chief Information Officer, a position he has held since 2004. Mr. Embry previously served as the Director of Executive Advisory Practice at APPSConnect in Austin, Texas, from 2003 to 2004. His prior experience includes seven years of service at Centerpulse/Sulzer Orthopedics, where he progressed from Manager of systems support/information systems to Chief Information Officer. Mr. Embry holds a Bachelor of Business Administration degree from Dallas Baptist University and a Masters of Business Administration degree from the Baylor University Hankamer School of Business, where he currently serves as a part-time lecturer in the Masters of Business Administration degree program.

David M. Martin, age 50, was hired in February 2008 as the new Chief Financial Officer.  Mr. Martin, a certified public accountant with 28 years of experience, has worked in public accounting, oil service, distribution, printing and manufacturing.  Mr. Martin previously served as the Chief Financial Officer of Packless Industries from 2002 to 2008. His prior experience includes service as Chief Financial Officer of Time Manufacturing Company and Stevens Publishing Corporation, both privately held, Texas-based companies. He was Controller of the publicly held Vallen Corporation in Houston, Texas, from 1988 to 1995. Mr. Martin’s prior experience includes public accounting. Mr. Martin holds a Bachelor’s Degree in Accountancy from the University of Illinois.

Kurt Carr, age 38, has worked for LPI since 1992 and has served as Vice President of Policy Administration since 1996. Mr. Carr holds a Bachelor of Business Administration degree in finance and a Masters of Business Administration degree from the Baylor University Hankamer School of Business. Mr. Carr is the son-in-law of Mr. Pardo and the spouse of Deborah Carr.

Deborah Carr, age 37, has worked for Life Partners, Inc. since 1992 and has served as Vice President of Administration since 1995. Ms. Carr is the daughter of Mr. Pardo and the spouse of Kurt Carr.

Corporate Governance

Board Composition, Meetings and Committees.  Our Board of Directors is currently composed of five directors. The Board has determined that Tad M. Ballantyne, Fred Dewald and Harold E. Rafuse are independent under the standards of the Nasdaq and the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission (“SEC”). Mr. Pardo and Mr. Peden are employed by the Company as executive officers and are thus not independent.

During the most recent fiscal year, the Board met three times. Mr. Pardo, Mr. Peden, Mr. Rafuse, and Mr. Ballantyne participated in every meeting, either physically or telephonically. Mr. Dewald was absent from one board meeting. The Board acted six times by written consent. Management also periodically conferred with directors between meetings regarding Company affairs.

The Compensation Committee is currently composed of Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse. It met once during the most recent fiscal year with Mr. Ballantyne and Dr. Rafuse participating. It sets the compensation levels of the executive officers, including the Chief Executive Officer and the President, oversees the operation of the bonus incentive program and administers our Omnibus Equity Compensation Plan. The Compensation Committee’s report is set forth below.

The Board of Directors has an Audit Committee and has appointed Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse to serve as its members. The Audit Committee met once in person during the last fiscal year with Mr. Ballantyne and Dr. Rafuse participating and twice electronically during the last fiscal year with all members participating. The Audit Committee is primarily concerned with the effectiveness of our financial audits by the independent auditors. Its duties include: (i) recommending the selection of independent auditors; (ii) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (iii) reviewing the organization and scope of our internal system of financial controls; (iv) reviewing our financial reporting and the accounting standards and principles followed; and (v) examining other reports relating to our compliance with insurance regulatory and licensing requirements. We certify that we have adopted a formal written audit committee charter and that the Audit Committee reviews and reassesses the adequacy of the charter annually.

The Board has not delegated its functions to any other standing committees, and thus has not created executive, nominating or other similar committees. The task of nominating directors is undertaken by the full Board.

The Board has not established a formal process for considering director recommendations from shareholders in reliance on the controlled company exemption provided under the Nasdaq rules. The Board notes that Mr. Pardo beneficially holds more than 50% of the voting stock with the voting power to determine elections and that a nomination process with independent decision-making would not be meaningful. The Board will, however, consider shareholder recommendations if received in ample time before the preparation and release of its annual proxy materials. For consideration, a recommendation would typically be submitted by the January 1st preceding the annual meeting.

Director Communication. Shareholders may send communications to the Board (and to individual directors) through Mr. R. Scott Peden, General Counsel and Secretary, c/o Life Partners Holdings, Inc., 204 Woodhew Drive, Waco, Texas 76712, and telephone 800-368-5569. He will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors.

Code of Ethics

We have adopted a Code of Ethics that applies to our executive officers, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics was filed as an exhibit to our Annual Report on Form 10-KSB for the year ended February 29, 2004.

ITEM 2
RATIFICATION OF AUDITORS

Vote on the Independent Auditors

The Audit Committee has appointed Murrell, Hall, McIntosh & Co., PLLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the year ended February 28, 2009 (“Fiscal 2009”). The Company is advised that no member of Murrell Hall has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Ratification of the Audit Committee’s appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends voting “For” this proposal.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative from Murrell Hall is not expected to be present at the Annual Meeting. We have offered Murrell Hall the opportunity to make a statement. Murrell Hall has indicated that representatives will be available by telephone to respond to appropriate questions.

Audit Report of the Board of Directors

The Audit Committee consists of Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse, all of whom are “financially literate” and “independent” as defined under the Nasdaq rules. The Nasdaq rules define “financially literate” as being able to read and understand fundamental financial statements (including our balance sheet, income statement and cash flow statement). The Nasdaq rules define an independent director generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The Board has also determined that Mr. Ballantyne is a “financial expert” in large part based on his education and business experience in acquiring and operating various companies as well as his service on the board of directors of other companies as a financial expert. See Mr. Ballantyne’s biographical disclosures for more information.

Functions. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor. The Board has approved a charter for the Audit Committee. The Charter describes the Audit Committee’s composition, its mission statement and principal functions, its responsibilities for review of financial statements and internal financial procedures and controls, and its relationships with the Board of Directors, the independent accountants and our financial staff. The Audit Committee’s responsibilities include the prior review of our annual financial statements and substantiating the auditor’s independence and their accountability to the Board of Directors and the Audit Committee. The Audit Committee believes that its Charter meets or exceeds the charter standards adopted by the Nasdaq.

Actions Relating to the Fiscal 2008 Financial Statements. The Audit Committee has taken the following actions with respect to our audited financial statements for Fiscal 2008 (the “Financial Statements”):

•	The Committee has reviewed and discussed the audited financial statements with management;

•	The Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Communication with Audit Committees);

•
The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the auditors the auditors’ independence; and

•
The Committee has recommended to the Board of Directors that the Financial Statements be included in our Annual Report on Form 10-K, based upon its review and discussions with the independent auditors.

Fees to Independent Auditors. The following table presents fees for the audits of our annual consolidated financial statements for Fiscal 2008 and Fiscal 2007, and for other services provided by Murrell Hall.

	2008	2007
Audit fees	$85,881	$72,943
Audit-related fees	-0-	-0-
Tax fees	$18,890	$10,210
All other fees	-0-	-0-

The amounts for audit-related fees include generally the fees charged for reviewing our quarterly financial statements. The tax fees were primarily for tax return preparation and tax-related services. Amounts under “all other fees” principally relate to travel expenses. We incurred no billings for financial information systems design and implementation.

The Audit Committee has authorized and ratified fees related to the electronic filing of various SEC reports. In addition, the auditors notify the Audit Committee of any request by management for non-audit services and the anticipated scope, purpose and cost of the services before performing such services.

Pre-Approval Policies and Procedures. Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee has delegated to its Chairman the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. All audit, audit-related, and tax services for Fiscal 2008 and Fiscal 2007 were pre-approved by the Audit Committee.

The Audit Committee has considered whether Murrell Hall’s non-audit services are compatible with maintaining its independence as an auditor.

Dated: June 17, 2008	Mr. Tad M. Ballantyne, Chairman Mr. Fred Dewald Dr. Harold E. Rafuse

As permitted by SEC rules, the foregoing reporting is not deemed “soliciting material” or “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
AND CERTAIN SHAREHOLDERS

Beneficial Ownership of Directors, Officers and Certain Shareholders

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 12, 2008, by (i) each director and nominee, (ii) each named executive officer in the Summary Compensation Table, (iii) each person that we know or believe to own beneficially five percent or more of the Common Stock and (iv) all directors and named executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Executive Officer,	Beneficial Ownership(1)
or Shareholders Holding 5% or More	Number of Shares	Percent
Brian D. Pardo	6,084,067	50.6
Pardo Family Holdings, Ltd.(2) 204 Woodhew Waco, Texas 76710	6,076,689	50.5
R. Scott Peden	55,121	*
Fred Dewald	2,356	*
Tad M. Ballantyne	0	0
Harold E. Rafuse	0	0
David M. Martin	600	*
Mark Embry	0	0
Kurt Carr	0	0
Deborah Carr	750	*
All directors and named executive officers as a group (9 persons)	6,142,894	51.1
______________
* Less than one percent.

(1)
Shares of Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person, but are not included in computing the percentage for any other person. Disclosures regarding “beneficial ownership” are made as that term is defined under federal securities laws.

(2)	Mr. Pardo is deemed to have beneficial ownership of the shares of Pardo Family Holdings, Ltd.

Executive Compensation

The following table sets forth the compensation paid or accrued to the Chief Executive Officer, the Chief Financial Officer, and the most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer (including officers of LPI), whose total annual salary and bonus exceeded $100,000 (they are sometimes called the “named executive officers” or “NEO’s”) for services performed in fiscal years ended February 29, 2008, February 28, 2007, and February 28, 2006.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	All Other Compen- sation($)(1)	Total

Brian D. Pardo Chief Executive Officer	2008 2007 2006	468,173 450,000 450,000	246,123 15,031 -	36,432(2) 85,202(3) 53,460(4)	750,728 550,233 503,460

R. Scott Peden President, LPI, and General Counsel	2008 2007 2006	159,456 143,113 147,619	246,123 24,843 18,303	1,113(5) - -	406,692 167,956 165,922

David M. Martin Chief Financial Officer(6)	2008	8,462	-0-	-	8,462

Mark Embry Chief Operating Officer, LPI	2008 2007 2006	124,846 120,000 120,000	246,123 32,610 37,415	1,938(5) - -	372,908 152,610 157,415

Kurt Carr Vice President, LPI(7)	2008	103,600	246,123	-	349,173

Deborah Carr Vice President, LPI(7)	2008	106,569	215,602	-	322,171

Nina Piper Chief Financial Officer(6)	2008 2007 2006	71,783 66,166 63,914	1,085 25,206 1,232	- - -	72,868 91,372 64,146
______________

(1)
The Company provides various perquisites to certain employees including the named executive officers. Unless otherwise disclosed, the aggregate value of the perquisites provided to a named executive officer was less than $10,000.

(2)
This amount represents the value of the compensation and benefits paid to Mr. Pardo for his personal assistant ($25,057), for cell phone usage for himself and family members ($5,076), for country club dues and expenses ($3,486), and for hangar space for his private aircraft ($2,813). See Certain Relationships and Related Transactions.

(3)
This amount represents the value of the compensation and benefits paid to Mr. Pardo for his personal assistant ($73,353), for cell phone usage for himself and family members ($4,799), for a family member’s tuition and books ($1,450), for country club dues and expenses ($3,421) and for his home computer ($2,179).

(4)	This amount represents the value of the compensation and benefits paid to Mr. Pardo for his personal assistant ($50,150) and for country club dues and expense ($3,310).

(5)	These amounts reflect 401(k) matching contributions made by the Company.

(6)
Mr. Martin joined us on February 4, 2008, replacing Nina Piper as Chief Financial Officer. Mr. Martin is compensated through a base salary, currently $111,375 per year, plus a $5,000 quarterly bonus contingent upon timely SEC reporting.

(7)	Kurt Carr and Deborah Carr first qualified as named executive officers in Fiscal 2008, and thus their compensation for Fiscal 2007 and Fiscal 2006 is not set forth in the Summary Compensation Table.

We did not make any stock awards, stock option awards, or non-equity incentive compensation awards (other than the above bonuses) in Fiscal 2008, 2007 or 2006.

Outstanding Equity Awards at Fiscal Year-End

We granted no stock options or other equity awards to the named executive officers in fiscal 2008. The named executive officers did not exercise stock options in fiscal 2008 and they held no outstanding options as the end of fiscal 2008.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of three independent directors, Mr. Tad M. Ballantyne (Chairman), Mr. Fred Dewald and Dr. Harold E. Rafuse.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (‘‘CDA’’) describes our compensation philosophy, policies and practices with respect to our (i) principal executive officer, Brian D. Pardo, who serves as our Chief Executive Officer and as the CEO of LPI, our principal operating subsidiary (‘‘CEO’’), (ii) our principal financial officer, David M. Martin, who serves as our Chief Financial Officer (“CFO”), and (iii)  the other individuals named in the ‘‘Summary Compensation Table’’ above, who are collectively referred to as the Named Executive Officers (‘‘NEO’s’’) for the fiscal year ended February 29, 2008 (“Fiscal 2008”). It includes information regarding our overall compensation objectives and each element of compensation that we provide.

The principal elements of our executive compensation programs are base salary, annual profits-based cash bonuses, certain perquisites and other benefits such as a 401(k) Plan with employer matching contributions and health plans that are generally available to all of our salaried employees. Our objective is that the total compensation paid to executive officers and other employees should be competitive with the compensation provided to other persons with similar levels of responsibility at companies of similar size, complexity, revenue and growth potential. Our executive compensation practices recognize the caliber, level of experience and performance of management and include meaningful incentives to maximize long-term shareholder value while achieving our short-term financial objectives.

The Compensation Committee, which we refer to in this discussion as the ‘‘Committee’’, is comprised entirely of independent directors in accordance with Nasdaq rules. The Committee has the responsibility for establishing, implementing and monitoring adherence to our executive compensation policies and practices. The Committee reviews and approves base salary and bonus compensation for our CEO, CFO, other NEO’s and directors, subject to Board of Director approval, and oversees the various broad-based, benefit plans. Periodically, the Committee reviews relevant competitive data provided by third party sources and the observations and recommendations of our executive management. In addition, the CEO submits recommended compensation levels for other executive officers to the Committee for its review and approval. The Committee has the discretion to modify any compensation recommendations by management. The Committee’s responsibilities are further defined in the Committee’s charter.

The Role of Company Executives in the Compensation Process

Although the compensation process is managed and directed by, and decisions are made by, the Committee, the recommendations of certain Company executive officers are taken into account in connection with setting the compensation of other executive officers. As described above, the CEO makes initial recommendations with respect to executive officers other than himself. Executive officers also participate in the preparation of materials requested by the Committee for use and consideration at the Compensation Committee meetings.

Compensation Philosophy and Policies

The Committee has designed our compensation program to promote individual performance and to be competitive with market practices in order to attract, retain, and motivate talented individuals, taking into account relative size, performance and geographic location as well as individual responsibilities and performance. Our compensation program also seeks to hold our executives accountable and reward them appropriately for our success. Accordingly, the Committee strives to create an executive compensation program that is competitive as well as reflective of Company-wide strategic objectives and individual performance.

The Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives. The Committee believes that: (i) base salaries, which are based on market practices of similar companies, are designed to attract and retain our executives; (ii) bonuses are designed to motivate our executives to achieve specific corporate and personal performance goals and to share in our profits; and (iii) other elements of compensation are primarily based on market practices.

We have traditionally used equity incentive awards sparingly. While we have an Omnibus Equity Compensation Plan (the “Plan”), which was established in 2000, there are no outstanding options under this Plan and no stock or option awards were made in Fiscal 2006, 2007 or 2008. The Committee does not anticipate significant future awards. It believes that equity incentive awards are no better at motivating and awarding the executive officers than non-equity benefits, such as our profit-sharing bonus arrangements. Equity awards can result in considerable expense to and dilution of the shareholders. In contrast, non-equity compensation does not dilute the shareholders’ interests. Equity incentive plans are subject to extensive tax and securities regulation, which adds to their complexity and requires considerable expertise and expense in their administration. Non-equity compensation arrangements, such as cash bonuses and profit-sharing arrangements, are generally much easier to administer.

The Committee’s philosophy for other benefits, such as general retirement and health benefits, is to make these benefits available to employees on a non-discriminatory basis.

The Committee has adopted a set of guiding principles, which are designed to align executive compensation with management’s execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values. The principles are as follows:

•	Our salaries must reflect the contributions of each executive officer and the impact of those contributions on our business and financial success .

•	The level of compensation should be competitive with the compensation paid to similarly skilled executives performing comparable functions within our market area.

•	The Company provides incentive compensation from time to time to motivate personnel to achieve specific financial and operating goals.

•	Compensation is closely tied to performance and its impact on the growth in shareholder value. The primary components of executive compensation are base salary and short-term incentive compensation.

Principal Elements of our Executive Compensation Programs

This section describes the various elements of our compensation programs for our NEO’s, with a discussion of the Committee’s reasons for including a particular item in the compensation program. Our executive compensation program has two principal components that are discussed below.

Base Salary. The Committee understands that base salaries must remain in a competitive range to attract and retain capable management. The Committee reviews these salary levels annually for each executive, on a case-by-case basis, based on the position, the individual level of responsibility and performance, and the unique value and historical contributions made to our success. The Committee reviews salaries each year as part of our annual performance review process as well as upon a promotion or other change in job responsibility. The Committee reviews base salary recommendations from the CEO for our other executive officers other than the CEO. The beliefs of the CEO and the Committee regarding base salary levels are based on their collective knowledge and not necessarily on formal compensation surveys. Based upon this review process, the Committee approves base salaries for our executive officers. The Committee believes that the base salaries for our executive officers are based on levels commensurate with competitive amounts paid to executives with comparable qualifications at companies engaged in similar businesses or in the same region and of similar size.

Bonus Compensation. The Company has traditionally provided incentive compensation in the form of bonuses. The bonus arrangements for the executive and senior officers were often settled on an individual basis. Some of the officers participated in a bonus pool, from which bonuses are paid to operational officers based on quarterly earnings. Other officers received bonuses under arrangements linked to their personal performance. Our CEO, Mr. Pardo, previously did not participate in the bonus arrangements. In Fiscal 2008, the Board of Directors consolidated most of the bonus arrangements into the existing bonus pool and added Mr. Pardo as a participant. The Company funds the bonus pool with one percent of its net income before taxes per participating officer (exclusive of extraordinary items) and each participating officer receives this same one percent of pre-tax net income bonus, which is paid quarterly. Current participating officers include Brian D. Pardo, R. Scott Peden, Mark Embry, Deborah Carr, and Kurt Carr. The Committee will assess the pool’s operation and the officers’ participation periodically to ensure the pool is operating as intended and in a fair and equitable manner. In assessing the pool’s operation, the Committee may consider incentives for comparable positions in other companies, the reporting of pre-tax profits for the year, the financial returns on equity and assets, and limitations on the size of the bonus in relationship to the executive’s base salary. It may analyze the bonus amount in relationship to our broader corporate performance, our growth objectives, and results of operations. The Committee may also consider individual bonuses in relationship to the individual officer’s responsibilities and his importance to our operating strategy.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical and dental insurance plans and our 401(k) plan, in each case on the same basis as our other employees.

401(k) and Profit Sharing Plan

The Company has a 401(k) plan for eligible employees. The Company matches a portion of the participant’s contributions in the amount of 100% of elective deferrals up to a maximum of 4% of eligible compensation after three months of service. Our shares of Common Stock are not an investment option in the savings plan and we do not use such shares to match participants’ contributions.

Employment, Severance and Change in Control Agreements

We do not have a formal written employment agreement or severance agreement with any executive, including our NEO’s. We have provided, however, severance benefits to our executives on a case-by-case basis, after taking into consideration the reason for termination and other factors present at the time of separation. We do not have any formal written agreements with any of our executives as it relates to change in control benefits or payments, The Committee reserves the right, however, to enter into formal agreements with our NEO’s.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Dated: June 17, 2008	The Compensation Committee of Life Partners Holdings, Inc. Mr. Tad M. Ballantyne, Chairman Mr. Fred Dewald Dr. Harold E. Rafuse

Director Compensation

Our directors are responsible for guiding and supervising our business and affairs. Recent developments in corporate governance and financial reporting have resulted in an increased involvement of public company directors. Our board committees - Audit and Compensation - are composed exclusively of non-employee directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate compensation to ensure our directors’ continued performance.

Quarterly Fees and Reimbursement. Each of our non-employee directors received a quarterly payment of $6,250 in fiscal 2008. Our non-employee directors do not receive meeting fees for Board or committee meeting attendance. We do not provide any insurance, retirement or other benefit programs or other benefits or perquisites to our non-employee directors. We reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its Committees in addition to the quarterly payments.

Equity Compensation for Non-Employee Directors. We have not provided equity compensation for our non-employee Directors.

Director Compensation Table for Fiscal 2008. The following table sets forth the total compensation paid to our non-employee Directors for their service on our Board of Directors and committees of the Board of Directors during Fiscal 2008. Our employee directors, Mr. Pardo and Mr. Peden, receive no separate compensation for their services as Directors.

Name	Fees Earned or Paid in Cash($)	All Other Compensation($)	Total($)
Fred Dewald	25,000	-	25,000
Tad M. Ballantyne	25,000	-	25,000
Harold E. Rafuse	25,000	-	25,000

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the forms furnished to us, and written representations from certain reporting persons that no other forms were required, except as disclosed above, we believe that the reporting persons complied with all Section 16(a) filing requirements applicable to them during the last completed fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

We contract with ESP Communications, Inc., a corporation owned by Brian D. Pardo’s spouse, for post-settlement services. The services included periodic contact with viators and their health care providers through telephone calls and mailings, monthly checks of social security records to determine a insured’s status, and working with the independent escrow agent in the filing of death claims. ESP also provides facilities and various administrative personnel to us. Either party may cancel the agreement with a 30-day written notice. We currently pay ESP $7,500 on a semi-monthly basis for its services. During Fiscal 2008, we paid ESP $180,000. The Audit Committee has determined that the payments are reasonable and equal to or less than amounts that would be payable to a third party for comparable service.

In June 2007, we purchased an aircraft and formed a wholly owned subsidiary, EZ Flight, LLC, to hold title to and operate the aircraft as well as hangar facilities for such aircraft. After purchasing the aircraft, however, we determined that the accounting treatment would be more favorable and our internal controls would be more transparent and easier to administer if we did not own the aircraft, but had access and would reimburse the owner for the costs of our use. On December 12, 2007, our Chairman, Mr. Pardo, purchased the aircraft for the same price we paid and permits us to use the aircraft for business purposes. We pay the incremental costs of our use, as described in applicable Federal Aviation Administration regulations (FAA Part 91, subpart F), which we believe is well-below the fair rental value for our use. In Fiscal 2008, we paid $52,430 for such use. We also provide hangar space to Mr. Pardo, the value of which we estimate at $13,500 per annum.

Related Person Transactions Policy and Procedures

We have a corporate policy with regard to our policies and procedures for the identification, review, consideration and approval or ratification of “related-person transactions”. For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (the Company) and any “related person” are participants involving an amount that exceeds $10,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder, including any of their immediate family members, and any entity owned or controlled by such persons. This policy is not currently in writing but instead is dictated by principles of Texas corporate law as in effect at the time and the discharge of our directors’ fiduciary duties to us.

In the event any transaction in which we propose to engage is a related-person transaction, our management must present information regarding the proposed related-person transaction to the disinterested non-employee members of our Board of Directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and significant shareholders. In considering related-person transactions, the disinterested non-employee members of the Board take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the disinterested non-employee members of the Board look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and its shareholders, as determined in the good faith exercise of such directors’ discretion.

OTHER INFORMATION ABOUT THE ANNUAL MEETING

Other Matters Coming Before the Meeting

As of the date of this Proxy Statement, we know of no business to come before the Annual Meeting other than that referred to above. Our rules of conduct for the Annual Meeting prohibit the introduction of substantive matters not previously presented to the Shareholders in a proxy statement. As to other business, such as procedural matters that may come before the meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of us and our Shareholders.

Shareholder Proposals for the Next Annual Meeting

Any Shareholder who wishes to present a proposal at our 2009 Annual Meeting of Shareholders must deliver such proposal to our Secretary by March 31, 2009, for inclusion in our proxy, notice of meeting, and proxy statement for the 2009 Annual Meeting.

Additional Information

We bear the cost of soliciting proxies. Our officers and regular employees may solicit proxies by further mailings, personal conversations, or by telephone, facsimile or other electronic transmission. They will do so without compensation other than their regular compensation. Upon request, we reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Our Annual Report on Form 10-K, including the financial statements and schedules thereto, for the year ended February 29, 2008, as filed with the SEC, are available on our website at www.lphi.com under “Investor Relations/Filings.” They are also available without charge to any shareholder, upon request, by calling 800-368-5569 or writing to Mr. R. Scott Peden, General Counsel, Life Partners Holdings, Inc., 204 Woodhew Drive, Waco, Texas 76712. Shareholders requesting exhibits to the Form 10-K will be provided the same upon payment of reproduction expenses.

By Order of the Board of Directors

R. Scott Peden
June 26, 2008	Secretary

LIFE PARTNERS HOLDINGS, INC.
204 WOODHEW DRIVE
WACO, TX 76712

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Life Partners Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Life Partners Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LPHOL1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LIFE PARTNERS HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 and 2.

Vote on Directors

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brian D. Pardo
02) R. Scott Peden
03) Tad Ballantyne
04) Fred Dewald
05) Harold Rafuse

Vote on Proposal

	For	Against	Abstain
2. Ratifying Murrell, Hall, McIntosh, & Co., P.L.L.P., as independent auditors for Fiscal 2009.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1 and 2.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, L.L.C., or Partnership, or as agent, attorney, or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LIFE PARTNERS HOLDINGS, INC.

Annual Meeting of Shareholders – August 7, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Life Partners Holdings, Inc., a Texas corporation ("LPHI"), hereby acknowledge(s) receipt of the Proxy Statement dated June 26, 2008, and hereby appoint(s) Brian D. Pardo and R. Scott Peden, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders, to be held Thursday, August 7, 2008, at 11:00 a.m., CT, at LPHI's corporate offices, 204 Woodhew Drive, Waco, Texas, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if present personally, on all matters set forth on the reverse side.

Important - voting prevents escheatment: Most states have escheatment laws that require LPHI to transfer shareholder accounts when they meet that state's criteria for abandoned property. These laws require LPHI to issue a replacement stock certificate to the applicable state and the certificate in the shareholder's possession is cancelled on the records of LPHI's transfer agent. While the specified number of years varies by state, escheatment generally occurs if you have not voted during a three-year period and you have not contacted LPHI or LPHI's transfer agent during that time. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds of its sale.

Therefore, it is very important that you vote and that LPHI has your current address. If you have moved, please provide your new address to LPHI by writing to 204 Woodhew Drive, Waco, Texas 76712, by telephone at 800-368-5569, or by Internet at www.lphi.com/ContactUs.htm.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)